EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement filed on or about July 22, 2022 on Form F-3 of SharpLink Gaming Ltd., of our report dated December 30, 2021, relating to the audited consolidated financial statements as of December 31, 2020 and 2019 of FourCubed Management, LLC and Subsidiaries, appearing in a Form 6-K of SharpLink Gaming Ltd. submitted on July 22, 2022.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ BerganKDV, Ltd.

BerganKDV, Ltd.

Minneapolis, Minnesota

July 22, 2022

SharpLink Gaming, Ltd.

333 Washington Ave. N, Suite 104

Minneapolis, MN 55401

We have reviewed, in accordance with the Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim consolidated financial statements of FourCubed Management, LLC and Subsidiaries for the six-month periods ended June 30, 2021 and 2020 and as of June 30, 2021, as indicated in our report dated January 17, 2022; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being incorporated by reference into this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ BerganKDV, Ltd.

BerganKDV, Ltd.

Minneapolis, Minnesota

July 22, 2022